EXHIBIT 99.1


                                                * NEWS *


 FOR IMMEDIATE RELEASE:

 CONTACT:  John Jenkins                         Allen Sciarillo
           Chairman and CEO                     CFO
           Dial Thru International Corp.        Dial Thru International Corp.
           (310) 566-1700                       (310) 566-1700



 LOS ANGELES - (BUSINESS WIRE) - August 19, 2003 - Dial Thru International (OTCBB:DTIX - News). Dial Thru International Corp. (Dial Thru) today announced that its German Subsidiary, Rapid Link, GMBH has received approval for it's insolvency filing effective August 2003. Rapid Link, GMBH was recently turned over to a trustee who is responsible for liquidating the operation within the next few weeks. It is anticipated that as a result of this action there will be a positive impact on Dial Thru's balance sheet and net income.

 "We are really looking to streamline our operations, focus on profitable parts of our business and shutting down or dissolving any business unit that is not profitable," stated John Jenkins, President and CEO. "It was not a difficult decision, when you think of it in terms of how it affects our bottomline and shareholder value. In addition, we do not believe it will have a significant impact on top line revenue in the next fiscal year."

 "These actions are part of our continuing efforts to ensure we retain a leadership role in the VoIP market," Jenkins said. "We continually assess all of our operations with a long-term goal of enhancing their contributions to Dial Thru." Jenkins also stated "We are focused on our core business and felt that this subsidiary, which was one of the assets acquired in the Rapid Link acquisition, was draining resources, taking away from our core business and hurting the company's overall bottom line. We believe this is a positive move in achieving positive EBITDA growth in the coming months. In addition, this will improve our woring capital deficit over three million dollars, thus getting us closer to our goal of positive working capital. This is one of our objectives that will help us in our ultimate goal of being relisted on the NASDAQ."


 Dial Thru International Corporation with operations in Los Angeles, California and Atlanta, Georgia is a facilities-based provider of communication products to businesses and consumers. The Company provides a variety of international and domestic communication services including international dial-thru, Internet voice and fax services, e-Commerce solutions and other value-added services. The Company's IP telephony network utilizes voice-over-IP or "packetized" voice technology to introduce products that combine the delivery of voice and data information.


 This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, which represents the Company's expectations or beliefs concerning, among other things, future operating results and various components thereof and the adequacy of future operations to provide sufficient liquidity. The Company cautions that such matters necessarily involve significant risks and uncertainties that could cause actual operating results and liquidity needs to differ materially from such statements, including, without limitation: (i) increased competition in the telecommunications business, (ii) the price-sensitive nature of consumer demand, (iii) the Company's dependence upon favorable pricing from its carriers and suppliers and (iv) other risks indicated herein and in filings with the Commission, including the Form 10-K for the fiscal year ended October 31, 2002, which was filed on January 29, 2003 with the SEC.